Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in this Amendment No. 2 to Registration Statement No. 333-133996 of our report dated March 22, 2006, relating to the consolidated financial statements of Global Cash Access Holdings, Inc and subsidiaries appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche

Las Vegas, Nevada

May 22, 2006